Exhibit 10.12

Amendment to 2021 Equity Incentive Plan

WHEREAS, DUKE Robotics Corp. (the “Company”) maintains the DUKE Robotics Corp. 2012 Equity Incentive Plan (the “Incentive Plan”);

WHEREAS, pursuant to Section 12 of the Incentive Plan, the Company’s Board of Directors (the “Board”) may amend the terms of the Incentive Plan; and

WHEREAS, the Board and the Compensation Committee of the Board has determined that it is in the best interests of the Company to amend the Incentive Plan to increase the maximum number of shares of the Company’s common stock authorized to be issued under the Incentive Plan by 80,000, from 360,000 to 440,000; and

NOW, THEREFORE, effective as of March 10, 2026, the date of approval by the Board, the Incentive Plan is hereby amended in the following particulars:

1.	Section 3 of the Incentive Plan is deleted in its entirety and replaced with the following:

“3. STOCK SUBJECT TO THE PLAN

The total number of shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), that may be subject to an Award under the Plan shall be 440,000, from either authorized but unissued shares or treasury shares. Shares of Common Stock underlying Awards that fail to settle, vest or be fully exercised prior to expiration or other termination shall again become available for grant under the terms of the Plan.

The reference to a number of shares of Common Stock in this Section 3 shall be subject to adjustment in accordance with the provisions of Section 9.”

2.	In all other respects the Incentive Plan shall remain unchanged and in full force and effect.